Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-144870, No. 333-176733 and No. 183882) on Form S-8 of Lakeland Industries Inc. and Subsidiaries of our report dated April 28, 2014, with respect to the consolidated financial statements of Lakeland Industries, Inc., included in its Annual Report (Form 10-K).

/s/ Warren Averett, LLC

Birmingham, AL

April 28, 2014